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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-98551) of Inktomi Corporation of our reports dated October 18, 2001 (except as to the public offering described in Note 16 and as to recently issued accounting pronouncements in Note 2 which are as of November 15, 2001), relating to the consolidated financial statements and financial statement schedule, which appears in Inktomi's Annual Report on Form 10-K for the year ended September 30, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP


/s/ PricewaterhouseCoopers LLP



San Jose, California
November 15, 2002